Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $ 1,320,000 Callable Buffered Monthly Russell 2000® Index-Linked Range Accrual Notes due 2029 guaranteed by The Goldman Sachs Group, Inc.

Subject to our redemption right described below, interest, if any, on your notes will be paid monthly on the last calendar day of each month, commencing on the first interest payment date (August 31, 2024) and ending on the stated maturity date (July 31, 2029). The amount of interest that you will be paid each month will be based on the number of scheduled trading days, each a “reference date”, on which the closing level of the Russell 2000® Index is greater than or equal to 85% of the initial index level of 2,260.069 (which is an intra-day level or the closing level of the index on the trade date). To determine your annualized interest rate with respect to each interest payment date, we will divide the number of reference dates in the immediately preceding interest period on which the above condition is met by the total number of reference dates in that interest period. We will then multiply the resulting fraction by the interest factor of 7%. Your monthly interest payment for each $1,000 face amount of your notes will equal the product of the applicable annualized interest rate times $1,000 times an accrued interest factor. The accrued interest factor is determined in accordance with the 30/360 (ISDA) day count convention, therefore, on any monthly interest payment date, interest, if any, may be paid for less than or greater than 30 days. See page PS-6. Unless the above condition is met on each reference date in a monthly interest period, the interest rate with respect to the next interest payment date will be less than 7% per annum, and if it is never met, the interest rate with respect to such interest payment date will be 0%.

We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any monthly interest payment date on or after July 31, 2025.

If we do not redeem your notes, the amount that you will be paid on your notes on the stated maturity date, in addition to any accrued and unpaid interest, is based solely on the performance of the index as measured from the trade date (July 26, 2024) to and including the determination date (July 17, 2029). If the final index level on the determination date is greater than or equal to 85% of the initial index level, you will receive the face amount of your notes. If the final index level is less than 85% of the initial index level, the amount you receive will depend on the index return but will be less than the face amount of your notes, as described below. You will not benefit from any increase in the final index level above the initial index level, and you could lose a substantial portion of your investment in the notes if the final index level is less than 85% of the initial index level.

To determine your payment at maturity, excluding any interest payment, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the index return is greater than or equal to -15% (the final index level is greater than or equal to 85% of the initial index level), $1,000; or
•
if the index return is less than -15% (the final index level is less than 85% of the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the index return plus 15%. You will receive less than the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $943 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	July 31, 2024	Original issue price:	100% of the face amount
Underwriting discount:	3.5% of the face amount	Net proceeds to the issuer:	96.5% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 15,090 dated July 26, 2024.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $943 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $22 per $1,000 face amount).

Prior to October 26, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through October 25, 2024). On and after October 26, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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General terms supplement no. 8,999 dated February 13, 2023
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Underlier supplement no. 40 dated June 24, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Callable Buffered Monthly Russell 2000® Index-Linked Range Accrual Notes due 2029

INVESTMENT THESIS

For investors who:

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want the opportunity for a potentially higher annualized interest rate than on a comparable fixed or floating rate debt security and believe that:
o
the level of the underlier on any scheduled trading day from and including the original issue date (July 31, 2024) to but excluding the final interest determination date (July 17, 2029) will not be less than 85% of the initial underlier level (the underlier barrier level); and
o
the final underlier level will not be less than 85% of the initial underlier level (the buffer level).
•
are willing to:
o
bear a loss if the final underlier level is less than the buffer level; and
o
receive interest at a rate of less than 7% per annum, and possibly 0% per annum, if the underlier level does not meet or exceed the underlier barrier level on each scheduled trading day during each monthly interest period (the period from and including the relevant interest determination date (or the original issue date in the case of the initial interest period) to but excluding the next succeeding interest determination date).
•
who understand that, due to the issuer’s early redemption right, the term of their notes may be significantly reduced.

DETERMINING PAYMENT ON THE NOTES

The monthly interest payment for each $1,000 face amount of the notes will equal, with respect to the related interest accrual period:

$1,000 x at least 4.35% number of scheduled trading days on which the closing level of the underlier u level total number of scheduled trading days in the monthly interest period accrued interest facto

The accrued interest factor is calculated in accordance with the day count convention (30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, as described herein) with respect to such interest accrual period. The interest accrual period is the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

Subject to the issuer’s early redemption right, at maturity, excluding any interest payment, for each $1,000 face amount the investor will receive:

•
if the final underlier level is greater than or equal to the buffer level, 100% of the face amount; or
•
if the final underlier level is less than the buffer level, the sum of (i) 100% of the face amount plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount.

If the final underlier level is less than the buffer level, the return on the notes will be negative and the investor could lose a substantial portion of their investment in the notes.

DETAILS OF THE ISSUER’S EARLY REDEMPTION RIGHT
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We may redeem the notes at 100% of their face amount, plus any accrued and unpaid interest, on any interest payment date on or after July 31, 2025.
•
While we may choose to call the notes on any monthly interest payment date on or after July 31, 2025, we are more likely to call the notes if:
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the underlier level stays above the underlier barrier level
o
interest rates decline or do not increase; or
o
the issuer’s credit spreads decrease.

HYPOTHETICAL INTEREST PAYMENTS

Non-call Period	Above Underlier Barrier Level	Below Underlier Barrier Level Accruing

Underlier Level Generally Increases Over the Life of the Notes, and the Final Underlier Level Is Greater Than the Buffer Level

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Interest Payments: Interest will accrue at the full interest rate of 7% per annum.
•
Call Feature: The issuer is more likely to call the notes prior to maturity.
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Payment at Maturity: Since the final underlier level is greater than the buffer level, the investor will receive the face amount at maturity.

Underlier Level Increases and Decreases Over The Life of the Notes, but the Final Underlier Level Is Less Than the Buffer Level

•
Interest Payments: The interest rate will be 7% per annum only during the periods when the closing underlier level is always greater than or equal to the underlier barrier level.
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Call Feature: The issuer is somewhat less likely to call the notes prior to maturity when the underlier level is less than the underlier barrier level.
•
Payment at Maturity: Since the final underlier level is less than the buffer level, the investor will lose a significant portion of their investment.

Underlier Level Increases and Decreases Over The Life of the Notes, but the Final Underlier Level Is Greater Than the Buffer Level

•
Interest Payments: The interest rate will be 7% per annum only during the periods when the closing underlier level is always greater than or equal to the underlier barrier level.
•
Call Feature: The issuer is somewhat more likely to call the notes prior to maturity when the underlier level is greater than the underlier barrier level.
•
Payment at Maturity: Since the final underlier level is greater than the buffer level, the investor will receive the face amount at maturity.

Underlier Level Generally Decreases Over The Life of the Notes, and the Final Underlier Level Is Less Than the Buffer Level

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Interest Payments: The monthly interest payments are mostly zero.
•
Call Feature: The issuer is not likely to call the notes prior to maturity.
•
Payment at Maturity: Since the final underlier level is less than the buffer level, the investor will lose a significant portion of their investment.

TERMS AND CONDITIONS

CUSIP/ISIN: 40058E4S2 / US40058E4S23

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the Russell 2000® Index (current Bloomberg symbol: “RTY Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $1,320,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right” below, on the stated maturity date, in addition to any accrued and unpaid interest the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

•
if the final underlier level is greater than or equal to the buffer level, $1,000; or
•
if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the underlier return plus the buffer amount

Company’s redemption right: the company may redeem this note at its option, in whole but not in part, on any redemption date. If the company so elects to redeem this note, on such redemption date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, a redemption price in cash equal to $1,000.

If the company chooses to exercise its redemption right, it will notify the holder of this note and the trustee by giving at least ten business days’ prior notice. The day the company gives the notice, which will be a business day, will be the redemption notice date and the interest payment date specified by the company in the redemption notice, which in all cases will be on or after July 31, 2025, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the stated maturity date. A redemption notice, once given, shall be irrevocable.

Redemption dates: the interest payment date that will fall on July 31, 2025 and each interest payment date occurring thereafter

Interest: Until the principal of this note is paid or made available for payment, the company will pay, on each interest payment date, interest on each $1,000 of the outstanding face amount equal to any interest accrued for the related interest accrual period. For each interest accrual period, the amount of accrued interest on each $1,000 of the outstanding face amount will be calculated by the calculation agent and will be equal to the product of (i) the interest rate with respect to the interest period immediately preceding the interest payment date on which interest is to be paid times (ii) the face amount times (iii) an accrued interest factor for the interest accrual period. The accrued interest factor is calculated in accordance with the day count convention with respect to such interest accrual period.

With respect to each $1,000 of the outstanding face amount, the interest paid on any interest payment date will be paid to the person in whose name such amount of this note is registered as of the close of business on the regular record date for such interest payment date. If interest is due at maturity but on a day that is not an interest payment date, the interest will be paid to the person entitled to receive the principal of this note.

All percentages resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

Interest accrual period: the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention. Although interest payment dates occur monthly, for certain interest payment dates the day count convention will result in interest accrual periods with less than or greater than 30 days.

Day count convention: 30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

Interest rate: with respect to any interest payment date, determined on the immediately preceding interest determination date based on the closing level of the underlier on each reference date during the interest period immediately preceding such interest payment date. The interest rate will be equal to the product of (i) the interest factor times (ii) the quotient of (a) the number of reference dates during the applicable interest period when the closing level of the underlier was greater than or equal to the underlier barrier level divided by (b) the number of reference dates in such interest period. Notwithstanding the foregoing, the rate at which interest accrues on this note shall not at any time be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest factor: 7%

Reference date: for each interest period, each day that is a scheduled trading day

Interest period: the period from and including the relevant interest determination date (or the original issue date in the case of the initial interest period) to but excluding the next succeeding interest determination date

Interest determination dates: for each interest payment date, the tenth scheduled trading day prior to the related interest payment date

Interest payment dates: monthly; the last calendar day of each month, commencing in August 2024 and ending on the stated maturity date, subject to the business day convention

Business day convention: following unadjusted, meaning that for any interest payment date, other than the maturity, that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. Interest accrual periods also are not adjusted for non-business days. If the stated maturity date or earlier redemption date does not occur on the originally scheduled day (because the originally scheduled stated maturity date or earlier redemption date is not a business day), the interest payment date scheduled to occur on that day will instead occur on the postponed stated maturity date or postponed earlier redemption date. However, interest shall not accrue from and including such originally scheduled interest payment date to and including the postponed stated maturity date or postponed earlier redemption date.

Underlier barrier level: 85% of the initial underlier level

Regular record dates: for interest due on an interest payment date, the business day immediately preceding such interest payment date (as such payment date may be adjusted)

Initial underlier level: 2,260.069, which is an intra-day level or the closing level of the underlier on the trade date

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of the underlier” below

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Buffer level: 85% of the initial underlier level

Buffer amount: 15%

Buffer rate: 100%

Trade date: July 26, 2024

Original issue date: July 31, 2024

Determination date: July 17, 2029, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed by more than five scheduled trading days. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date: July 31, 2029, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination date” above, such postponement of the determination date will not postpone the stated maturity date.

Closing level: for any given trading day, the closing level of the underlier or any successor underlier reported by Bloomberg Financial Services, or any successor reporting service the company may select, on such trading day for such underlier. As of the trade date, whereas the underlier sponsor publishes the official closing level of the underlier to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places.

Trading day: a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor. A day is a scheduled trading day if, as of the trade date, the respective principal securities markets for all of the underlier stocks are scheduled to be open for trading, the underlier sponsor is scheduled to be open for business and the underlier is expected to be calculated and published by the underlier sponsor on such day.

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

•
a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

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a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•
a decision to permanently discontinue trading in option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to the underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to that underlier stock or those contracts, or
•
a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If the calculation agent determines that the closing level of the underlier is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or modification of the underlier” below), then the closing level of the underlier for such reference date, and for each consecutive reference date thereafter for which the closing level of the underlier is not available, will be the closing level of the underlier on the next reference date for which the closing level of the underlier is available. However, if the closing level of the underlier is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the closing level of the underlier is not available, the calculation agent will determine the closing level of the underlier for each such reference date based on its assessment, made in its sole discretion, of the level of the underlier at the applicable time on such reference date.

Notwithstanding the above, if the calculation agent determines that the closing level of the underlier is not available on the last reference date in any applicable interest period, then the calculation agent will determine the closing level of the underlier for such reference date based on its assessment, made in its sole discretion, of the level of the underlier at the applicable time on such reference date.

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), the calculation agent will nevertheless determine the closing level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or any other person or entity publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the interest payment amount or the cash settlement amount on the relevant intrest payment date or the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the interest payment amount or the cash settlement amount, as applicable, on the related interest payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that (i) the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect - including any addition, deletion or substitution and any reweighting or rebalancing of the underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason - and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels used to determine the interest payment amount or the cash settlement amount, as applicable, on the related interest payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underlier.

Overdue principal rate: the effective Federal Funds rate

Overdue interest rate: the interest rate in effect during the immediately preceding interest accrual period prior to the due date of such installment of interest

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate with respect to any given interest payment date based on the closing level of the underlier on the applicable reference dates in the immediately preceding interest period, (ii) the method we will use to calculate the amount of interest accrued between interest payment dates and (iii) the impact that the various hypothetical closing levels of the underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, what the final underlier level will be on the determination date and what the interest rate will be on any interest payment date. The underlier has been highly volatile in the past — meaning that the underlier level has changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Buffer level	85% of the initial underlier level
Buffer amount	15%
Buffer rate	100%
Underlier barrier level	85% of the initial underlier level
Interest factor	7%

The day count convention calculation results in an accrued interest factor of approximately 0.08333 (the accrued interest factor for an interest accrual period may be less than or greater than approximately 0.08333)

The notes are not called

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No market disruption event or non-trading day occurs on any reference date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, the actual underlier level on any reference date in any interest period, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below or to the historical levels of the underlier shown elsewhere in this pricing supplement. For information about the levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” on page PS-17. Before investing in the notes, you should consult publicly available information to determine the underlier level between the date of this pricing supplement and the date of your purchase of the notes.

The following tables and examples illustrate the method we will use to calculate the interest rate with respect to an interest payment date, subject to the key terms and assumptions above. The numbers in the first column represent the number of reference dates (“N”) during any given interest period for which the closing level of the underlier is greater than or equal to the underlier barrier level. The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note (rounded to the nearest one-hundredth of a percent), that would be payable with respect to a given interest period in which the closing level of the underlier is greater than or equal to the underlier barrier level for a given number of reference dates (as specified in the first column).

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) x 7%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	20	0.00000000	0.00%
5	20	0.01750000	0.15%
10	20	0.03500000	0.29%
15	20	0.05250000	0.44%
20	20	0.07000000	0.58%

* The number of days for which the closing level of the underlier is greater than or equal to the underlier barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)*
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
110.000%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
70.000%	85.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

*Does not include interest, if any, payable on the stated maturity date

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 40.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 60.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

In addition, if the final underlier level were determined to be 110.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on any day, the final underlier level or what the market value of your notes will be on any particular day, nor can we predict the relationship among the closing level of the underlier and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive at each interest payment date, the actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual closing levels of the underlier and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the tables and examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 40 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 40 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the interest and return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash settlement amount on your notes on the stated maturity date will be based solely on the performance of the underlier as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of the underlier return plus the buffer amount times (ii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

We Are Able to Redeem Your Notes at Our Option

On any monthly interest payment date on or after July 31, 2025, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be reduced.

If the Closing Level of the Underlier Is Less Than the Underlier Barrier Level on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes, if, on any reference date in any applicable interest period, the closing level of the underlier is less than the underlier barrier level, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the closing level of the underlier is less than the underlier barrier level for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Risks Relating to the Use of the 30/360 (ISDA) Day Count Convention

The notes follow a “30/360 (ISDA)” day count convention as described under “Terms and Conditions — Day count convention” above. For certain interest payment dates, specifically those that fall in February and March, application of the 30/360 (ISDA) day count convention may result in interest accrual periods of less than or greater than 30 days out of a year of 360 days.

While the actual interest payment, if any, on an interest payment date will depend upon, among other things, the number of reference dates during the applicable interest period and the number of reference dates in such period when the closing level of the underlier is greater than or equal to the underlier barrier level, due to the day count convention the accrued interest factor for each interest accrual period (reflecting the amount of days for which interest will be paid) will vary. For interest accrual periods relating to interest payments to be made on the interest payment dates falling on the last calendar day of each January, April, May, June, July, August, September, October, November and December, the accrued interest factor will be 30/360. The below table illustrates the accrued interest factor for interest payment dates falling on the last calendar day of each February and March.

February or March Interest Payment Date*	Applicable Accrued Interest Factor
2/28/2025	28 / 360
3/31/2025	33 / 360
2/28/2026	28 / 360
3/31/2026	33 / 360
2/28/2027	28 / 360
3/31/2027	33 / 360
2/29/2028	29 / 360
3/31/2028	32 / 360
2/28/2029	28 / 360
3/31/2029	33 / 360

* The table includes only the accrued interest factor for interest accrual periods relating to interest payments to be made on the interest payment dates falling on the last calendar day of each February and March.

Further, because an interest accrual period may have less than or greater than 30 days, if you purchase or sell notes in the secondary market, if any, during an interest accrual period with less than or greater than 30 days, the price of the notes may not reflect the exact number of days in the applicable interest accrual period as determined by the 30/360 (ISDA) day count convention. See “Terms and Conditions — Accrued interest factor” above for more information.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the levelof the underlier;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
•
the dividend rates of the underlier stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The underlier

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.” The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — Russell 2000® Index” on page S-81 of the accompanying underlier supplement no. 40.

The Russell 2000® Index is a trademark of FTSE Russell (“Russell”) and has been licensed for use by GS Finance Corp. The notes are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in you receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the underlier level between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2008 through July 26, 2024. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the Russell 2000® Index are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

Historical Performance of the Russell 2000® Index

Supplemental discussion of U.S. federal income tax consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a note as a hedge or that is hedged against interest rate risks;
•
a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

• a citizen or resident of the United States;

• a domestic corporation;

• an estate whose income is subject to U.S. federal income tax regardless of its source; or

• a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlier. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Interest payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding any amounts attributable to accrued and unpaid interest payments, which will be taxable as described above) and your tax basis in your notes.

Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the interest payments in income as you receive them but instead you should reduce your basis in your notes by the amount of interest payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts. It is also possible that the interest payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the interest payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to interest payments made to you if: (i) the interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the interest payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any interest payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payments or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 3.5% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on July 31, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 40, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 40, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 40, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$1,320,000

GS Finance Corp.

Callable Buffered Monthly Russell 2000® Index-Linked Range Accrual Notes due 2029

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC